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                                                                    EXHIBIT 3.1C

                                    FORM OF
                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 CARESIDE, INC.
                                 ______________

          CARESIDE, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL"), does hereby certify that:

     1.   The present name of the Corporation is CARESIDE, INC.

     2. The name under which the Corporation was originally incorporated was "Exigent Diagnostics, Inc." and the date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was July 10, 1996.

     3. This Amended and Restated Certificate of Incorporation, which amends and restates the Corporation's Certificate of Incorporation in its entirety, has been duly adopted pursuant to the provisions of Sections 242 and 245 of the DGCL, and the stockholders of the Corporation have given their written consent hereto in accordance with Section 228 of the DGCL. The provisions of the Restated Certificate of Incorporation are as follows:

          FIRST.  The name of this corporation is:

                                 CARESIDE, Inc.

          SECOND. The registered office in the State of Delaware is located at 1201 Market Street, Suite 1600, in the City of Wilmington, County of New Castle 19801, and its registered agent at such address is PHS Corporate Services, Inc.

          THIRD. The purpose or purposes of the corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

          FOURTH. The total number of shares of all classes of stock which the corporation shall have the authority to issue is:

          Fifty Million (50,000,000) shares of Common Stock, $0.01 par value per share; and

          Five Million (5,000,000) shares of Preferred Stock, $0.01 par value per share.
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          FIFTH.  The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of Article FOURTH, to provide for the issuance from time to time of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in a series, and to fix the designation, powers, preferences and rights of the shares of such series, which may be different from the designations, powers, preferences and rights of shares of any other series, and the qualifications, limitations or restrictions thereof.

          The authority of the Board with respect to such series shall include, but not be limited to, determination of the following:

                   a. The number of shares constituting such series and the distinctive designation of such series;

                   b. The dividend rate on the shares of such series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of such series;

                   c. Whether such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                   d. Whether such series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                   e. Whether or not the shares of such series shall be redeemable, and, if so, the term and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                   f. Whether such series shall have a sinking fund for the redemption or purchase of shares of such series, and, if so, the terms and amount of such sinking fund;

                   g. The rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series;

                   h. Any other relative rights, preferences and limitations of such series.

          Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the common shares with respect to the same dividend period.

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          If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

          SIXTH. The election of directors need not be by written ballot, unless the By-laws so provide.

          SEVENTH.  The Board of Directors shall be classified as follows:

               (a) The number of directors constituting the entire Board shall be not less than six nor more than twelve (12) or, if a majority of the Board of Directors so determines, fourteen (14), as fixed from time to time by vote of a majority of the entire Board, provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office. Directors need not own any shares of capital stock of the Corporation.

               (b) The Board of Directors shall be divided into three classes, as nearly equal in numbers as the then total number of directors constituting the entire Board permits with the term of office of one class expiring each year. At a meeting of Stockholders or pursuant to a Stockholder's action by written consent, directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next annual meeting of Stockholders held more than twelve months following election of such director. Subject to the foregoing, at each annual meeting of Stockholder's the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

               (c) Notwithstanding any other provisions of this Certificate of Incorporation or the By-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the By-laws of the Corporation), any director or the entire Board of Directors of the Corporation may be removed at

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any time, but only for cause and only by the affirmative vote of the holders of
80% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the Stockholders called for that purpose.

          Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of capital stock required by law, this Amended and Restated Certificate of Incorporation or any preferred stock designation, the affirmative vote of at least 75% of the voting power of all of the then-outstanding shares of capital stock of the Corporation, voting together as a single class, shall be required to alter, amend or repeal this Section (c) of Article SEVENTH.

          EIGHTH. No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

          NINTH. Special meeting of stockholders may be called at any time by a majority of Board of Directors or the Chairman and Chief Executive Officer of the Corporation. At any time, upon the written request of any person who has called a special meeting, it shall be the duty of the Secretary to fix the time and place of the meeting, which shall be held not more than 60 days after receipt of the request. If the Secretary neglects or refuses to fix the time or place of the meeting, the person or persons calling the meeting may do so.

          TENTH. All of the powers of this Corporation, insofar as the same may be lawfully vested by this Certificate of Incorporation in the Board of Directors, are hereby conferred upon the Board of Directors of this Corporation. In furtherance and not in limitation of that power the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time By-laws of this Corporation, subject to the right of the stockholders entitled to vote with respect thereto adopt, alter, amend and repeal By-laws made by the Board of Directors; provided, however, that By-laws shall not be adopted, altered, amended or repealed by the stockholders of the Corporation except by the vote of the holders of not less than eighty percent (80%) of the outstanding shares of stock entitled to vote upon the election of directors.

          ELEVENTH. The Corporation shall indemnify and advance expenses to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware ("DGCL"), as amended from time to time, to each person who is or was a director or officer of the Corporation and the heirs, executors and administrators of such a person. Any expenses (including attorneys' fees) incurred by each person who is or was a director or officer of the Corporation, and the heirs, executors and administrators of such a person in connection with defending any such proceeding in advance of its final disposition shall be paid by the Corporation; provided, however, that if the DGCL requires, an advancement of expenses

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incurred by an indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such indemnitee, to repay all amounts so advanced, if it shall ultimately be determined that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise. Notwithstanding the aforementioned indemnification provisions, the Corporation may, at the discretion of the Chief Executive Officer of the Corporation, enter into indemnification agreements with directors or officers.

          TWELFTH. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or in the application of any receiver or receivers appointed for this corporation under the provisions of Sec. 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Sec. 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or claims of creditors, and/or on all the stockholders or class of stockholders of this corporation, as the case may be, and also on this corporation.

          THIRTEENTH. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation.

          FOURTEENTH. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by Section 102(b)(7) of the DGCL, as the same may be amended and supplemented.


          THE UNDERSIGNED, being the Chairman and Chief Executive Officer of the Corporation, for the purpose of amending and restating the Corporation's Certificate of Incorporation pursuant to the DGCL, do make this certificate, hereby declaring and certifying that this is my act and deed on behalf of the Corporation this ___ day of December, 1998.



                                 _______________________________
                                 W. Vickery Stoughton
                                 Chairman and Chief Executive Officer

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